EXHIBIT 99.1

Corvus Pharmaceuticals Announces Presentation of New Data from Preclinical Study of Novel T-Cell Signaling Pathway Inhibitor at 10th Annual T-Cell Lymphoma Forum

Company’s Investigational Small Molecule Inhibitor Demonstrates Safety and Activity in Canine Spontaneous T-Cell Lymphoma

BURLINGAME, Calif., Feb. 01, 2018 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced new data from an ongoing preclinical study of its investigational small molecule T-cell signaling pathway inhibitor. Results showed that this orally-administered drug demonstrated safety and activity in companion dogs diagnosed with T-cell lymphoma. The data will be presented at the 10th Annual T-Cell Lymphoma Forum in La Jolla, Calif., by Ryan Wilcox, M.D., Ph.D.,  assistant professor at the University of Michigan Comprehensive Cancer Center and an expert in peripheral and cutaneous T-cell lymphomas (PTCLs and CTCLs). The presentation is based on a study being led by Douglas Thamm, V.M.D., professor and director of clinical research at Flint Animal Cancer Center at Colorado State University.

“We are very encouraged by the preliminary activity observed with our novel T-cell signaling pathway inhibitor in canine spontaneous T-cell lymphomas,” said Richard A. Miller, M.D., an oncologist and co-founder, president and chief executive officer of Corvus. “Canine lymphomas, including T-cell malignancies, have cellular and clinical features very similar to human T-cell lymphomas, which are difficult to treat and for which new and improved therapies are desperately needed. Based on the results of this proof-of-concept study to date, we plan to continue enrolling animals in the study, and anticipate advancing the compound into a human clinical trial in approximately a year.”

In the reported preclinical study, two dogs have been treated with Corvus’ T-cell signaling pathway inhibitor -- one with PTCL and one with CTCL. Results showed evidence of antitumor activity in both animals. A complete response was achieved in the PTCL animal after 28 days of daily dosing, and a partial response was achieved in the CTCL animal within 14 days of the initiation of treatment. The compound was well tolerated in both dogs with no clinical signs or laboratory findings of toxicity.

“At Corvus, small molecule inhibitors of lymphocyte signaling is an area of expertise, and several of the key developers of ibrutinib are researchers here,” said Joseph J. Buggy, Ph.D., co-founder and head of research at Corvus. “Similar to the mechanism of action of ibrutinib, our inhibitors are designed to selectively target important signaling pathways that we believe could drive the growth and survival of malignant lymphoma cells. This T-cell signaling pathway inhibitor is just one of multiple product opportunities in our R&D pipeline that target important immune cells and are designed to act on well-defined, very specific and crucial targets.”

About Corvus’ Novel T-Cell Signaling Pathway Inhibitor
T-cell signaling is involved in T-cell activation, proliferation and differentiation, and plays a role in the replication and growth of various T-cell malignancies. Corvus’ novel T-cell signaling pathway inhibitor was designed to bind selectively to T-cells. It is orally bioavailable and has been shown to achieve cellular occupancy of the target in vivo in various animal models. It has been evaluated in preclinical safety studies.

The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell cancers -- similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells. BTK is now an established target for treating various B-cell lymphomas, and two BTK inhibitors, ibrutinib and aclarabrutinib, have been approved by the U.S. Food and Drug Administration for lymphoma indications. Proof-of-concept was demonstrated with ibrutinib in early preclinical studies in spontaneous canine B-cell lymphoma prior to initiation of human clinical trials.

About T-Cell Lymphomas
Human T-cell lymphomas are a heterogenous group of difficult-to-treat malignancies. They include peripheral T-cell lymphomas (PTCLs), cutaneous T-cell lymphomas (CTCLs), anaplastic large cell lymphomas, acute lymphocytic lymphoma (ALL), angioimmunoblastic T-cell lymphoma (AITL) and others.

According to the Leukemia and Lymphoma Society, PTCLs comprise a diverse group of aggressive diseases. They generally affect people older than 60 years, although they can occur anytime during adulthood. Common signs and symptoms include fatigue, a painless swelling in the neck, armpit or groin (due to an enlarged lymph node), night sweats, rash and weight loss. Median survival is about two years. Current treatment for PTCLs includes chemotherapy, but most patients relapse.

CTCLs originate in the skin, with advanced stages defined by involvement of lymph nodes, peripheral blood and internal organs. CTCLs are treated with chemotherapy as well as topical therapies, including radiation to the skin.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that precisely target crucial enzymes and proteins in the immune system to treat patients with cancer. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit www.corvuspharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s small molecule T-cell signaling pathway inhibitor, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, the basis for and the timing of any future clinical trials of the Company’s small molecule T- cell signaling pathway inhibitor. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, filed with the Securities and Exchange Commission on November 2, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of its small molecule T-cell signaling pathway inhibitor; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Guillermo Elias, Ph.D.
Director, Business Development
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
GElias@corvuspharma.com

MEDIA CONTACT:
Julie Normart
W2O pure
+1-415-946-1087
jnormart@w2ogroup.com